Exhibit 10.4

Participant Designation Agreement

PARTICIPANT DESIGNATION AGREEMENT

Reference is made to that certain Three Year Incentive Plan for the Three Consecutive Fiscal Year Periods Ending May 31,              (the “Plan”) adopted by Chaparral Steel Company, a Delaware corporation (the “Company”). This Participant Designation Agreement evidences that on             , 200    , the Compensation Committee of the Board of Directors of the Company approved the participation of the individual named below in the Plan at a participation percentage set forth below.

Name and title of participant:

Participation Percentage:

IN WITNESS WHEREOF, the undersigned has executed this Participant Designation Agreement to evidence the right of the designated participant to participate in the Plan in accordance with the terms and conditions of the Plan and this Participant Designation Agreement.

CHAPARRAL STEEL COMPANY

By:
Name:
Title: